Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Omnibus Equity Incentive plan of ZyVersa Therapeutics, Inc of our report dated March 31, 2023 (except for the effects of the reverse stock splits discussed in Notes 3 and 11 to the consolidated financial statements, as to which the date is July 11, 2024), with respect to the consolidated financial statements of ZyVersa Therapeutics, Inc. included in its Annual Report for the year ended December 31, 2023 included in the Post-effective Amendment No. 1 (No. 333-275320), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida
January 24, 2025